Investor Relations Contact: Hawk Associates, Inc. Frank Hawkins and Cale Smith Phone: (305) 451-1888 E-mail: info@hawkassociates.com http://www.hawkassociates.com

WidePoint Corporation One Lincoln Centre 18 W 140 Butterfield Rd., Suite 1100 Oakbrook Terrace, IL 60181 (630) 629-0003 Phone (630) 629-7559 Fax http://www.widepoint.com	News Release: FOR IMMEDIATE RELEASE

WidePoint Reports Second Quarter ‘07 Results

Conference Call Scheduled for 4:30 p.m. EDT Today

FAIRFAX, Va. – August 9, 2007 — WidePoint Corporation (AMEX: WYY), a leading provider of information technology assurance and identity management services, today announced financial results for the second quarter ended June 30, 2007.

The company reported total revenue of $3,289,000 for the second quarter of 2007, including revenue from the Public Key Infrastructure (PKI) credentialing and managed services segment, which increased 488% for the quarter, from $201,000 in second quarter of 2006 to $1,186,000 for the second quarter of 2007. Second quarter total revenue of $3,289,000 compared to revenue of $4,842,000 million in the year ago period. The consulting services segment witnessed a decrease in revenues from $4,640,000 in the second quarter of 2006 to $2,104,000 in the second quarter of 2007 due primarily to a non-recurring software resale of approximately $1.5 million that occurred during the comparable year ago period.

Gross profit margins for the quarter increased to 33% from 17% in the comparable period, due primarily to greater margins associated with the company’s PKI and managed services segment. Net loss for the quarter was approximately $1,000, or $0.00 per share, compared with a net loss of $230,000, or $0.01 per share, in the year ago period.

Second quarter 2007 highlights include:

•	The 488% increase in PKI revenues represented an absolute increase of $985,000 over the comparable period, driving an improvement in segment operating income from a loss of $103,000 in the second quarter of 2006 to an operating gain of $366,000 in the current period. Assets in the PKI segment grew 81% on a year over year basis, from $1,001,000 to $1,817,000.

•	Growth margin expansion from 16.8% a year ago to 33.4% for the current quarter represented an increase in gross profit of $283,000 and included depreciation and amortization expense in the company’s cost of goods sold. Adjusted for those non-cash expenses, gross margins improved from 18.9% a year ago to 36.7%, or $291,000 total, in the second quarter of 2007.

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•	WidePoint realized cash from operating activities for the quarter of $730,000 and increased its total net total cash flow for the quarter to $553,000. The company ended the period with working capital of approximately $3.5 million and cash and equivalents of approximately $3.3 million.

•	The company self-funded investments of $170,000 for internal equipment purchases and software development cost during the quarter allowing for a pending approval for an additional three-year Authorization to Operate (ATO) for the General Service Administration’s ACES (Access Certificates for Electronic Services) program and expansion of its core PKI capabilities.

•	United Space Alliance, LLC, selected WidePoint subsidiary ORC’s PIVotal ID©solution to implement an enterprise-wide Smart ID Badge solution. The scope includes a cradle-to-grave turnkey solution from card request to card termination. The chosen solution complies with Homeland Security Presidential Directive (HSPD-12), Federal Information Processing Standards Publication Series 201 (FIPS 201) and Personal Identification Verification (PIV II) requirements and regulations.

Steve Komar, CEO of WidePoint, stated, “During the quarter we expanded our PKI managed service business with the addition of the United Space Alliance contract and the expansion of work with several of our existing business partners. Through these relationships we continue to leverage our historical expertise and fully compliant solution designation to issue certificates for the U.S. Government. The expansion of our credentialing and managed services business remains among our highest growth priorities over the next few years.”

WidePoint CFO Jim McCubbin said, “We were pleased with our revenue growth in the PKI and managed services segment and we are actively pursuing several initiatives which should continue to accelerate our growth within the identity management and information assurance markets.”

WidePoint will hold a conference call with CEO Steve Komar and senior members of the management team today at 4:30 p.m. Eastern Time. The call will cover the company’s second quarter results. Komar will open the call and a question-and-answer session will follow.

To participate, call (866) 328-4270 any time after 4:20 p.m. Eastern Time on August 9. International callers should dial (480) 629-9561. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

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About WidePoint
WidePoint is a leading provider of information technology assurance and identity management services to the government sector and commercial markets. WidePoint specializes in providing systems engineering, integration and information technology services. WidePoint’s wholly owned subsidiary, ORC, is at the forefront of implementing government-compliant eAuthentication identity management managed services and associated systems engineering and integration. ORC has earned four major U.S. federal government certifications offering the highest levels of assurance for transactions over the Internet.

WidePoint’s portfolio of customers encompasses U.S. Federal Government agencies, including the Department of Defense, the Department of Homeland Security and the Department of Justice as well as major U.S. defense contractors and several major pharmaceutical companies. For more information, visit http://www.widepoint.com.

An investment profile about WidePoint may be found at http://www.hawkassociates.com/wyyprofile.aspx.

For investor relations information regarding WidePoint, visit http://www.hawkassociates.com and http://www.americanmicrocaps.com, or contact Frank Hawkins or Cale Smith, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. To receive these releases via e-mail, subscribe at http://www.hawkassociates.com/email.aspx.

Safe-Harbor Statement: Under the Private Securities Litigation Reform Act of 1995. This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company’s periodic reports filed with the SEC. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.

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WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

Consolidated Balance Sheets	June 30, 2007	December 31, 2006
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$3,294,696	$2,774,813
Accounts receivable	2,813,371	6,220,444
Prepaid expenses and other assets	460,386	463,369

Total current assets	6,568,453	9,458,626

Property and equipment, net	295,170	205,231
Goodwill	2,526,110	2,526,110
Intangibles, net	1,219,806	1,358,212
Other assets	57,411	56,192

Total assets	$10,666,950	$13,604,371

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,600,277	$4,364,747
Accrued expenses	975,036	786,842
Deferred revenue	471,833	564,594
Short-term portion of deferred rent	452	3,057

Short-term portion of capital lease obligation	52,178	45,020

Total current liabilities	3,099,776	5,764,260

Long-term portion of deferred rent	--	--
Capital lease obligation, net of current portion	51,926	67,851

Total liabilities	3,151,702	5,832,111
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares
authorized; 0 and 195,214 shares issued and outstanding,
respectively, liquidation value $3,416,245	--	195
Common stock, $0.001 par value; 110,000,000 shares authorized; 52,558,699
shares and 50,494,759 shares issued and outstanding, respectively	52,559	50,495
Stock warrants	38,666	38,666
Additional paid-in capital	60,785,220	60,667,229
Accumulated deficit	(53,361,197)	(52,984,325)

Total stockholders' equity	7,515,248	7,772,260

Total liabilities, temporary equity and stockholders' equity	$10,666,950	$13,604,371

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WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)
Revenues, net	$3,289,109	$4,841,860	$6,141,479	$7,525,766
Cost of sales (including amortization and depreciation
of $110,069, $102,126, $220,118, and $203,963, respectively)	2,191,798	4,027,975	4,388,633	5,994,956

Gross profit	1,097,311	813,885	1,752,846	1,530,810
Sales and marketing	243,166	208,963	446,609	413,391
General & administrative	860,886	847,898	1,702,061	1,628,352
Depreciation expense	21,624	6,749	37,174	13,725

Loss from operations	(28,365)	(249,725)	(432,998)	(524,658)
Interest income	30,160	20,416	61,998	38,765
Interest expense	(2,567)	(375)	(5,872)	(1,971)

Net loss before income tax	$(772)	$(229,684)	$(376,872)	$(487,864)
Income tax benefit, net	--	(83)	--	(83)

Net loss	$(772)	$(229,601)	$(376,872)	$(487,781)

Basic and diluted net loss per share	$(0.00)	$(0.01)	$(0.01)	$(0.01)

Basic and diluted weighted average shares outstanding	52,543,028	44,850,655	52,242,109	42,385,968

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WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)
Cash flows from operating activities:
Net loss	$(772)	$(229,601)	$(376,872)	$(487,781)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation expense	30,586	7,768	55,077	15,474
Amortization expense	101,108	101,107	202,215	202,214
Stock compensation expense	--	17,844	--	23,469
Stock options expense	22,687	92,329	86,663	153,392
Changes in assets and liabilities
Accounts receivable	479,775	(1,417,917)	3,407,073	(716,055)
Prepaid expenses and other current assets	92,998	(125,088)	2,983	(78,433)
Other assets	(1,219)	169	(1,219)	35,753
Accounts payable and accrued expenses	4,581	2,007,739	(2,643,435)	981,771

Net cash provided by operating activities	$729,744	$454,350	$732,485	$129,804

Cashflows from investing activities:
Purchase of property and equipment	(106,241)	(4,622)	(128,630)	(15,197)
Software development costs	(63,809)	--	(63,809)	--

Net cash used in investing activities	$(170,050)	$(4,622)	$(192,439)	$(15,197)

Cashflows from financing activities:
Principal payments under capital lease
obligation	(13,677)	--	(25,153)	--
Costs related to registration statement	(1,513)	(118,054)	(29,720)	(331,747)
Proceeds from exercise of stock options	8,600	62,550	34,710	144,043
Proceeds from exercise of warrants	--	24,571	--	44,571
Costs related to warrant exercise	--	--	--	(166,600)

Net cash used in financing activities	$(6,590)	$(30,933)	$(20,163)	$(309,733)

Net increase (decrease) in cash	$553,104	$418,795	$519,883	$(195,126)

Cash and cash equivalents, beginning of period	$2,741,592	$1,912,714	$2,774,813	$2,526,635

Cash and cash equivalents, end of period	$3,294,696	$2,331,509	$3,294,696	$2,331,509

Supplementary Information:
Liabilities incurred but not yet paid relating to
Registration statement	$--	$52,755	$--	$84,438
Noncash investing and financing activity -
capital leases for acquisition of
property and equipment	16,386	--	16,386	--
Cash paid for interest	$2,567	$--	$5,872	$--

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